Consent of Independent Registered Public Accounting Firm

The Board of Directors of American National Insurance Company and Policy Owners of  American National
Variable Life Separate Account:

We consent to the use of our reports included herein with respect to the consolidated financial statements of American National Insurance Company and subsidaries as of December 31, 2007 and 2006, and related supplementary schedules, for each of the years in the three-year period ended December 31, 2007 and the financial statements and related financial highlights of American National Variable Life Separate Account
as of December 31, 2007 for each of the periods indicated herein and to the reference to our firm under the heading "Experts" in the Statement of Additional Information in connection with registration on Form N-6.

KPMG LLP

Houston, Texas
April 30, 2008